UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 19, 2010

Intellicheck Mobilisa, Inc.
(Exact name of registrant as specified in charter)
Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
191 Otto Street, Port Townsend, WA		98368
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (360) 344-3233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 19, 2010, the Company announced it has entered into a contract with Alliance Data, a leading provider of loyalty and marketing solutions, to pilot the IDCheck FastForm technology for potential applications in the delivery of its credit card programs provided to retailers.  Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. The company manages over 90 card programs for some of North America's largest and most recognizable brands.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOneTM, which owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, with Alliance Data.

The agreement allows for the integration of Intellicheck Mobilisa’s IDCheck FastForm technology into retail clients’ points of sale systems.  This technology automates the credit card application process by using the same scanner that reads the merchandise prices at the checkout station. The IDCheck FastForm technology scans the bar code or magnetic strip on the back of a driver’s license and uses the data to automatically fill in the information on a digital form.  Intellicheck Mobilisa maintains the patent for the ability to process this data accurately for all 50 states and Canada.

The IDCheck FastForm pilot is scheduled for the first half of 2010.  Upon successful completion of the pilot program, the contract calls for an enterprise license and the sale of related hardware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLICHECK MOBILISA, INC.

By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Chief Financial Officer

Dated:  January 19, 2010